EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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IMMEDIATE RELEASE
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Contact:   Raymond Martz, Vice President of Finance & Investor Relations
           --Bethesda +301/941-1516



              LASALLE HOTEL PROPERTIES ANNOUNCES SALE OF
            2,700,000 COMMON SHARES OF BENEFICIAL INTEREST

     BETHESDA, MD, MAY 12, 2004 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has priced a public offering of 2,700,000 of its common shares of beneficial interest resulting in net proceeds of $55,350,000. The net proceeds of the offering will be used to reduce the outstanding balance on the Company's credit facility.

     UBS Securities LLC acted as the sole underwriter for this transaction. In addition to the 2,700,000 common shares of beneficial interest offered, the Company has granted UBS Securities LLC an option to purchase up to an additional 300,000 common shares of beneficial interest solely to cover over-allotments, if any.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and the Kimpton Hotel & Restaurant Group, LLC.



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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516

Raymond Martz, Vice President Finance, LaSalle Hotel Properties
     - 301/941-1516


       For additional information, please visit our web site at
                         www.lasallehotels.com